Exhibit 99.1

February 4, 2010 FOR IMMEDIATE RELEASE	Contact: WaferGen Mona Chadha 510-651-4450 Mona.Chadha@WaferGen.com

WAFERGEN TO PRESENT AT THE BIO CEO AND INVESTOR CONFERENCE; PRESENTATION TO BE WEBCAST

Fremont, Calif., February 4, 2010 - WaferGen Biosystems, Inc. (OTCBB:WGBS), a leading developer of state-of-the-art genetic analysis systems, today announced that Alnoor Shivji, Chairman and CEO, will deliver a corporate presentation at the 12th annual BIO CEO and Investor Conference in New York at The Waldorf-Astoria Hotel on Monday, February 8, 2010, at 8:30 a.m. Eastern Time. Mr. Shivji’s presentation will cover the company’s progress toward positioning the WaferGen SmartChip™ Real-Time PCR System as the platform of choice for biomarker discovery and validation.

The presentation will be Webcast live and may be accessed at www.wafergen.com. It will be available for 90 days.

WaferGen Biosystems, Inc. is an emerging leader in the development, manufacture and sale of state-of-the-art systems for genetic analysis for the life science and pharmaceutical industries. The company recently launched its new innovative fee-based service for gene-expression profiling while continuing to actively develop its SmartChip Real-Time PCR System that is designed as the first whole genome, high-throughput gene expression real-time PCR platform. Based on collaborations established with leading research institutions, WaferGen believes that the SmartChip Real-Time PCR System is positioned as the platform of choice for biomarker discovery and validation. For additional information, please see http://www.wafergen.com.

Forward Looking Statements

This press release contains certain "forward-looking statements". Such statements include statements relating to the company’s beliefs relating to the positioning of the company’s SmartChip technology as the platform of choice for biomarker discovery and validation. Such statements are not historical facts and may be preceded by the words "intends," "may," "will," "plans," "expects," "anticipates," "projects," "predicts," "estimates," "aims," "believes," "hopes," "potential" or similar words.

Forward-looking statements are not guarantees of future performance, are based on certain assumptions and are subject to various known and unknown risks and uncertainties, many of which are beyond the control of the company. Actual results may differ materially from the expectations contained in the forward-looking statements. Factors that may cause such differences include the risks that: (i) the company may be unsuccessful in commercially developing its products or in achieving market acceptance of new and relatively unproven technologies; (ii) the company will need to raise additional capital to meet its business requirements in the future and the company may not be able to do so on reasonable terms or at all; (iii) the company’s proprietary intellectual property rights may not adequately protect its products and technologies; and (iv) the company expects intense competition in its target markets, including from companies that have much greater resources than the company, and there can be no assurance that the company will be able to compete effectively. More detailed information about the company and the risk factors that may affect the realization of forward-looking statements is set forth in the company’s filings with the Securities and Exchange Commission, including the company’s Annual Report on Form 10-K for the year ended December 31, 2008 and the company’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2009. Investors and security holders are urged to read this document free of charge on the SEC’s web site at www.sec.gov. The company does not undertake to publicly update or revise its forward-looking statements as a result of new information, future events or otherwise.

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